Exhibit 99.1

FOR IMMEDIATE RELEASE
Tuesday, May 5, 2009

REHABCARE REPORTS FIRST QUARTER
2009 RESULTS

•	Diluted earnings per share attributable to RehabCare increases to $0.48 in the first quarter of 2009 compared to $0.25 in the first quarter of 2008

•	First quarter consolidated operating revenues increase $21.1 million, or 11.6%, to $203.4 million compared to the prior year quarter, driven by growth in each core operating division

•	Skilled Nursing Rehabilitation Services division achieves 8.5% operating earnings margin; Company raises margin expectations for the remainder of 2009

•	Continued progress with Hospital division turnaround plan drives improved outlook for full year performance

ST. LOUIS, MO, May 5, 2009--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the quarter ended March 31, 2009. Comparative results for the quarter follow.

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REHABCARE REPORTS FIRST QUARTER 2009 RESULTS                                               Page 2

	First	Fourth	First
	Quarter	Quarter	Quarter
Amounts in millions, except per share data	2009	2008	2008

Consolidated Operating Revenues	$203.4	$194.2	$182.4
Consolidated Operating Earnings (a), (b)	14.4	9.4	8.6
Consolidated Earnings from Continuing Operations, Net of Tax	8.5	5.3	4.6
Loss from Discontinued Operations, Net of Tax	(0.1)	(0.2)	(0.2)
Consolidated Net Earnings	8.4	5.1	4.4
Net Losses Attributable to Noncontrolling Interests	0.3	0.6	0.1
Net Earnings Attributable to RehabCare	8.7	5.7	4.5
Diluted Earnings per Share Attributable to RehabCare	0.48	0.32	0.25

Skilled Nursing Rehabilitation Services Operating Revenues (c)	123.1	118.1	112.5
Skilled Nursing Rehabilitation Services Operating Earnings (c)	10.5	8.6	4.1

HRS Inpatient Operating Revenues	31.8	32.4	29.8
HRS Outpatient Operating Revenues	11.3	11.3	10.4
HRS Operating Revenues	43.1	43.7	40.2
HRS Operating Earnings (a)	6.3	5.8	4.6

Hospital Operating Revenues	35.3	30.3	27.5
Hospital Operating Loss (b)	(2.3)	(4.8)	(0.1)

Healthcare Management Consulting Operating Revenues (c)	1.9	2.4	2.8
Healthcare Management Consulting Operating Earnings (Loss) (c)	—	(0.3)	—

(a)	Includes a pretax charge arising from a bad debt write-down related to an outpatient transaction of $1.2 million, or $0.04 per diluted share after tax, in the quarter ended December 31, 2008

(b)
Includes a pretax charge related to the cancellation of a planned acquisition in Providence, RI and a long-term acute care hospital development project in Kokomo, IN of $1.5 million, or $0.05 per diluted share after tax, in the quarter ended December 31, 2008

(c)
In the first quarter of 2009, the Company’s VTA Management Services and Polaris Group subsidiaries, previously reported under Other Healthcare Services, were combined with Contract Therapy services and the new division was named Skilled Nursing Rehabilitation Services. The Other Healthcare Services division also was renamed Healthcare Management Consulting, which consists of Phase 2 Consulting.  Prior year amounts have been reclassified to reflect this change.  2008 consolidated quarterly financial results are unchanged.

“We were very pleased by a strong quarter of consolidated revenue and earnings growth,” said John H. Short, Ph.D, RehabCare President and Chief Executive Officer.
“A number of positive factors led to better than expected performance by our Skilled Nursing Rehabilitation Services (SRS) division (formerly the Contract Therapy division), including significant same store revenue growth, exceptional average daily census (ADC) and strong productivity.  While we were delighted with first quarter results, we are not convinced that record levels of productivity and ADC are sustainable throughout 2009 and believe that net unit growth may be impacted by the current credit environment.  We also likely will experience some downward pricing pressure in the fourth quarter as a result of the proposed rule for FY2010 Medicare reimbursement in skilled nursing facilities (SNFs).  A combination of these factors has led us to raise our targeted range for operating earnings margin in SRS to between 6.5% and 7.5% for the remainder of the year.”

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REHABCARE REPORTS FIRST QUARTER 2009 RESULTS                                               Page 3

  Dr. Short continued, “We also are revising our outlook for the Hospital division, expecting total year operating losses of $8.4 to $9.4 million, a reduction of $4.5 to $5.5 million compared to fiscal year 2008, with uneven sequential improvement in operating earnings performance.  The division has made significant progress with operational enhancements and leadership development over the last two quarters, but start-up losses related to our opening of Greater Peoria Specialty Hospital are expected to impede results in the second half of the year.”

Financial Overview of First Quarter
Consolidated operating revenues for the first quarter of 2009 were $203.4 million, an 11.6% increase compared to $182.4 million in the 2008 first quarter.
Consolidated net earnings attributable to RehabCare were $8.7 million in the first quarter of 2009 compared to $4.5 million in the prior year quarter.  Diluted earnings per share attributable to RehabCare for the first quarter of 2009 were $0.48 compared to $0.25 in the first quarter of 2008.
Operating revenues in the Skilled Nursing Rehabilitation Services (SRS) division increased 9.5% from $112.5 million in the first quarter of 2008 to $123.1 million in the first quarter of 2009 and contract therapy same store revenues increased by 11.5%.  On March 31, 2009, SRS operated in 1,063 contract therapy locations compared to 1,038 locations at the end of the first quarter of 2008 and 1,068 locations at the 2008 fiscal year end.  The Company signed 36 new contracts in the first quarter of 2009 compared to 30 in the first quarter of 2008.
The SRS division’s operating earnings were $10.5 million, or 8.5% of revenue, compared to $4.1 million, or 3.7% of revenue, in the first quarter of 2008.  In addition to improved operating performance, the SRS division benefited from reduced selling, general and administrative costs resulting from actions taken in the second half of 2008.
The Hospital Rehabilitation Services (HRS) division’s first quarter 2009 operating revenues increased 7.2% to $43.1 million, compared to $40.2 million in the first quarter of 2008.  Inpatient operating revenues improved 6.7% and inpatient rehabilitation facility (IRF) same store discharges increased 1.1% compared to first quarter 2008.  The average number of programs operated in the current quarter increased by 0.9% and the average revenue per program increased 5.7% due to an improvement in IRF-subacute contract mix.  Outpatient operating revenues increased 8.6% as the average number of programs operated in the current quarter increased by 8.5% and same store revenues increased 5.0%.
At March 31, 2009, HRS operated 158 programs compared to 153 at the end of the first quarter of 2008 and 157 programs at the 2008 fiscal year end.  The number of IRF programs at the end of the quarter was unchanged sequentially at 113 but up from 107 a year ago.  The division had no IRF openings or closings during the first quarter and three signed but unopened IRF contracts at quarter end.
HRS operating earnings increased by $1.7 million to $6.3 million, or 14.6% of revenue, in the first quarter of 2009 compared to $4.6 million, or 11.5% of revenue, in the 2008 first quarter.  The higher average number of IRF programs and increased revenue per program contributed to year-over-year revenue and earnings improvement in the first quarter of 2009.
Operating revenues in the Hospital division for the first quarter of 2009 increased 28.6% to $35.3 million, compared to $27.5 million in the prior year quarter, reflecting a 2.5% increase in same store revenue and the addition of three hospitals during 2008.  The division operated a total of eleven hospitals at March 31, 2009, six IRFs and five long-term acute care hospitals (LTACHs).

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REHABCARE REPORTS FIRST QUARTER 2009 RESULTS                                               Page 4

  The Hospital division incurred an operating loss of $2.3 million in the first quarter of 2009 compared to an operating loss of $4.8 million in the fourth quarter of 2008, or an operating loss of $3.3 million when factoring out costs related to two canceled projects in the fourth quarter.  The earnings improvement over the fourth quarter reflects an increase in same store contribution and a decrease in start-up losses.  This was offset by higher selling, general and administrative expenses largely related to mergers, acquisitions and joint venture development activities.  Total start-up and ramp-up losses in the first quarter of 2009 were $1.1 million, a $0.5 million reduction from the 2008 fourth quarter.  Most of these losses relate to the ramp-up of two recently opened hospitals.

Balance Sheet and Liquidity
At March 31, 2009, the Company had approximately $38.2 million in cash and cash equivalents and $57.0 million in outstanding debt.  The Company continued to build cash balances during the quarter in light of the challenging financial markets.  Net debt (outstanding debt less cash and cash equivalents) stood at $18.8 million at March 31, 2009 compared to $60.5 million at March 31, 2008 and $29.6 million at the end of fiscal year 2008.  Days sales outstanding decreased 5.5 days to 63.9 days at March 31, 2009 from 69.4 days at the prior year quarter end.  Days sales outstanding were 66.0 days at the 2008 fiscal year end.
For the three months ended March 31, 2009, the Company generated cash from operations of $9.4 million and expended approximately $1.6 million for capital expenditures, principally related to information systems.

Legislative Update
The President’s budget proposal for a Medicare bundled payment system has prompted considerable debate within the industry.  Prior to the release of the Senate’s Policy Option paper on April 29, 2009, RehabCare had issued an initial position paper in support of a bundled payment model, believing it would provide a more cost-efficient delivery system with greater emphasis on quality.  The paper also highlights the need to eliminate many existing payment rules.  The position paper and rule elimination summary can be found on the Company’s website at www.rehabcare.com.  The Company is optimistic about the Senate’s Policy Option paper as a first step toward Medicare payment reform and continues to work with Congressional leadership and trade groups on what it believes is necessary for an effective bundled payment design.
RehabCare also is evaluating the potential impact of recently released proposed rules for FY2010 Medicare reimbursement.  Based on its initial analysis, the Company believes that the proposed IRF rule is generally favorable for its freestanding IRFs and HRS inpatient clients, while the impact of the LTACH rule will be neutral.  The proposed SNF rule appears to be negative to the Company’s SNF clients, which may result in some downward pricing pressure in the fourth quarter.

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REHABCARE REPORTS FIRST QUARTER 2009 RESULTS                                               Page 5

Outlook
The Company will not be providing revenue and earnings per share guidance for 2009, but provides the following:
•
The Company anticipates strong consolidated revenue and net earnings growth for the full year 2009.  Quarterly operating earnings will be impacted less by hospital start-up/ramp-up losses than in 2008.  The Company has one scheduled LTACH opening, Greater Peoria Specialty Hospital,  in the third quarter of 2009.

•
The Skilled Nursing Rehabilitation Services division expects 6.5% - 7.5% operating earnings margins for the remainder of 2009, driven by 6% - 8% year-over-year same store revenue growth.  The division also expects flat to modest unit growth in 2009.

•
The Hospital Rehabilitation Services division expects 14% - 16% operating earnings margin, 3% - 5% year-over-year growth in IRF same store discharges and a stable to modest net increase in units during 2009, with most unit growth occurring in the second half of the year.

•
The Hospital division expects total year operating losses of $8.4 - $9.4 million, a reduction of $4.5 - $5.5 million compared to fiscal year 2008.  For full year 2009, revenue is expected to be $145 - $155 million, driven by strong growth in mature and de novo hospitals and assuming implementation of the proposed FY2010 market basket increase for IRFs and a minimal increase for LTACHs.  Including announced expansion projects, the Company expects breakeven operating earnings in the first half of 2010.

•	The effective tax rate is anticipated to approximate 39% for 2009 after consideration of noncontrolling interests and equity income.
•	The Company expects continued strong operating cash flow with DSO of approximately 66 days.
•
Capital expenditures are anticipated to be approximately $11 million for the remainder of 2009, principally related to information systems investments.  The Company is expecting to receive approximately $1.6 million from its minority partners to fund their respective shares of each joint venture hospital’s capital expenditure and working capital requirements during the remainder of 2009.

Conclusion
“Our growth and performance improvement initiatives over the last several years have clearly taken hold,” said Dr. Short.
“While economic conditions may constrain some revenue generation during the year, as contracts close due to ownership changes and as clients look for more rate concessions, other market variables should create new business prospects, particularly within our HRS division.  Our expertise across the post-acute continuum, along with our model of care coordination and innovative technology to track quality indicators, give us a competitive edge with hospitals and health systems beginning to strategize for a bundled payment scenario.
“Our strong positive cash flow continues to give us a sure-footed position during unstable economic times and the flexibility to evaluate opportunities for our future growth.”

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REHABCARE REPORTS FIRST QUARTER 2009 RESULTS                                               Page 6

Reclassification of Previously Reported 2008 Segment Information
In the first quarter of 2009, the Company’s VTA Management Services and Polaris Group subsidiaries, which service the skilled nursing facility industry and were previously reported under Other Healthcare Services, were combined with Contract Therapy services.  The newly formed division has been named Skilled Nursing Rehabilitation Services.  The Other Healthcare Services division also has been renamed Healthcare Management Consulting, which consists of Phase 2 Consulting. A Reclassification of Previously Reported 2008 Segment Information reflecting this change has been prepared and is available for viewing on the Company’s website at http://www.rehabcare.com/investors/default.htm.  All prior year comparisons are based on the reclassified data.  2008 consolidated quarterly financial results are unchanged.

About RehabCare Group
Established in 1982 and headquartered in St. Louis, MO, RehabCare (www.rehabcare.com) is a leading provider of rehabilitation program management services in partnership with over 1,200 hospitals and skilled nursing facilities in 42 states.  The Company also operates freestanding rehabilitation hospitals and long-term acute care hospitals across the country.  RehabCare is included in the Russell 2000 and Standard and Poor’s Small Cap 600 Indices.
RehabCare will host a conference call on May 6, 2009, beginning at 10:00 AM Eastern time.  Listeners may access the call by dialing (800) 640-9765, confirmation number 24356162, or in a listen-only mode through the Company’s website at http://www.rehabcare.com/investors/webcasts.htm.  A replay of the call will be available beginning at approximately noon Eastern Time tomorrow by dialing (877) 213-9653, confirmation number 24356162.  An online archive of the conference call will remain on the Company’s website for at least 21 days after the call.
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. Do not rely on forward looking statements as the Company cannot predict or control many factors that may affect its ability to achieve the results estimated.  The Company makes no promise to update any forward looking statements whether as a result of changes in underlying factors, new information, future events or otherwise.

CONTACT: RehabCare Group, Inc.
Financial: Jay W. Shreiner, Chief Financial Officer
Press: Donna Lee, Office of the CEO
(314) 863-7422

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REHABCARE REPORTS FIRST QUARTER 2009 RESULTS                                               Page 7

I. Condensed Consolidated Statements of Earnings
(Unaudited; amounts in thousands, except per share data)

	Three Months Ended
	March 31,	Dec. 31,	March 31,
	2009	2008	2008

Operating revenues	$203,448	$194,178	$182,374
Costs and expenses:
Operating	162,014	157,451	147,106
Selling, general and administrative	23,168	23,625	22,980
Depreciation and amortization	3,882	3,727	3,671
Total costs and expenses	189,064	184,803	173,757

Operating earnings, net	14,384	9,375	8,617

Interest income	15	39	37
Interest expense	(572)	(745)	(1,299)
Other income (expense), net	1	(3)	3
Equity in net income of affiliates	166	30	158

Earnings from continuing operations before income taxes	13,994	8,696	7,516
Income tax expense	5,540	3,371	2,963
Earnings from continuing operations, net of tax	8,454	5,325	4,553
Loss from discontinued operations, net of tax	(6)	(269)	(125)
Net earnings	8,448	5,056	4,428
Net loss attributable to noncontrolling interests	212	647	80
Net earnings attributable to RehabCare	$8,660	$5,703	$4,508

Amounts attributable to RehabCare:
Earnings from continuing operations, net of tax	$8,666	$5,972	$4,633
Loss from discontinued operations, net of tax	(6)	(269)	(125)
Net earnings	$8,660	$5,703	$4,508

Diluted earnings per share attributable to RehabCare	$0.48	$0.32	$0.25

Weighted average diluted shares	17,899	17,855	17,749

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REHABCARE REPORTS FIRST QUARTER 2009 RESULTS                                               Page 8

II. Condensed Consolidated Balance Sheets
(Amounts in thousands)

	Unaudited
	March 31,	December 31,
	2009	2008
Assets
Cash and cash equivalents	$38,201	$27,373
Accounts receivable, net	143,781	139,197
Deferred tax assets	15,538	14,876
Other current assets	7,879	7,165
Total current assets	205,399	188,611

Property and equipment, net	36,837	37,851
Goodwill	171,515	171,365
Intangible assets	27,950	28,944
Investment in unconsolidated affiliate	4,778	4,772
Other assets	5,997	6,863
	$452,476	$438,406
Liabilities & Equity
Current portion of long-term debt	$—	$—
Payables & accruals	92,444	91,327
Total current liabilities	92,444	91,327

Long-term debt, less current portion	57,000	57,000
Other non-current liabilities	12,798	12,279
Stockholders’ equity	277,367	267,772
Noncontrolling interests	12,867	10,028
	$452,476	$438,406

III. Condensed Consolidated Statements of Cash Flows
(Unaudited; amounts in thousands)
	Three Months Ended
	March 31,
	2009	2008

Net cash provided by operating activities	$9,388	$4,055
Net cash used in investing activities	(1,468)	(3,138)
Net cash provided by financing activities	2,908	4,036

Net increase in cash and cash equivalents	10,828	4,953
Cash and cash equivalents at beginning of period	27,373	10,265
Cash and cash equivalents at end of period	$38,201	$15,218

Supplemental information:
Additions to property and equipment	$(1,557)	$(3,222)

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REHABCARE REPORTS FIRST QUARTER 2009 RESULTS                                               Page 9
IV. Operating Statistics (Unaudited; dollars in thousands)

	First	Fourth	First
	Quarter	Quarter	Quarter
	2009	2008	2008
Skilled Nursing Rehabilitation Services
Operating revenues	$123,148	$118,055	$112,450
Operating expenses	98,998	95,443	93,071
Selling, general and administrative	12,017	12,322	13,483
Depreciation and amortization	1,678	1,677	1,787
Operating earnings	$10,455	$8,613	$4,109
Operating earnings margin	8.5%	7.3%	3.7%

Average number of contract therapy locations	1,074	1,076	1,055
End of period number of contract therapy locations	1,063	1,068	1,038

Patient visits (in thousands)	2,005	1,931	1,894

Hospital Rehabilitation Services
Operating revenues
Inpatient Rehabilitation Facility (IRF)	$30,018	$30,044	$27,320
Subacute	1,725	2,327	2,439
Total Inpatient	$31,743	$32,371	$29,759
Outpatient	11,323	11,291	10,422
Total HRS	$43,066	$43,662	$40,181
Operating expenses	30,634	31,494	29,189
Selling, general and administrative	5,490	5,716	5,634
Depreciation and amortization	646	633	720
Operating earnings	$6,296	$5,819	$4,638
Operating earnings margin	14.6%	13.3%	11.5%

Average number of programs
IRF	113	112	107
Subacute	9	12	14
Total Inpatient	122	124	121
Outpatient	36	34	33
Total HRS	158	158	154

End of period number of programs
IRF	113	113	107
Subacute	9	9	13
Total Inpatient	122	122	120
Outpatient	36	35	33
Total HRS	158	157	153

IRF discharges	10,999	11,152	10,276
Subacute discharges	857	908	795
Total Inpatient discharges	11,856	12,060	11,071

Outpatient visits (in thousands)	311	263	240

Hospitals
Operating revenues	$35,317	$30,342	$27,473
Operating expenses	30,890	28,617	23,236
Selling, general and administrative	5,224	5,098	3,173
Depreciation and amortization	1,545	1,400	1,150
Operating earnings (loss)	$(2,342)	$(4,773)	$(86)
Operating earnings margin	-6.6%	-15.7%	-0.3%

End of period number of facilities	11	11	8
Patient days	28,791	26,346	23,631
Discharges	1,647	1,568	1,492

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